Exhibit 10.14

RESTATED EMPLOYMENT AGREEMENT

This Restated Employment Agreement, effective as of October 1, 2004, is between Isola USA Corp., a Delaware corporation, (hereinafter the “Company”) and Tarun Amla, (hereinafter “the Executive”).

RECITALS:

1.             Whereas, the above-referenced parties were signatory to one or more prior Employment Agreement(s), the most recent of which is dated August 20, 2001 (hereinafter the “Prior Agreement”); and

2.             Whereas, ownership of the Company has recently changed; and

3.             Whereas, the parties have agreed to terminate their Prior Agreement and thereby rescind all of its terms and conditions and replace them with the terms and conditions in this Restated Employment Agreement, which supersedes for all purposes the Prior Agreement.

NOW THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Employment:

The Executive and the Company agree that the Executive will continue to be employed by the Company in the capacity of Vice President and Chief Technology Officer at the current base salary of $217,500.00 per year (or $18,125.00 per month). The Executive’s duties and base salary may be adjusted as deemed appropriate by the Company’s Chief Executive Officer. The parties acknowledge that the Executive’s continued employment will be on an at-will basis.

2.             Stock Options:

In conjunction with this Restated Employment Agreement, the parties are also entering into a separate Stock Option Agreement, which is incorporated herein by reference.

3.             Severance

If the Executive exercises his at-will prerogative to terminate this Restated Employment Agreement at any time for any reason, he shall receive his Base Salary through the date of termination but not be entitled to severance pay. If the Company exercises its at-will prerogative to terminate this Restated Employment Agreement at any time for any reason, the Executive will be eligible to receive severance pay equal to the Executive’s base salary, less lawfully-required withholdings, for a period of up to twelve (12) months. Such severance will be paid in installments in accordance with the Company’s normal payroll practices. Receipt of such severance pay is contingent upon the Executive returning all Company property and executing the Company’s Full Waiver and Release Agreement.

If the Executive does not secure new employment during the Severance Period, then the Executive will receive unreduced severance payments throughout the entire Severance Period. If the Executive does secure new employment prior to the end of the Severance Period, then the remaining severance payments will be reduced to equal the difference between the Executive’s prior base salary while employed with the Company and the Executive’s new salary, for the remainder of the Severance Period. If the Executive’s new salary exceeds the Executive’s prior base salary, severance payments will be discontinued. For purposes of this Section, “employment” shall mean any activity for which the Executive is compensated in return for rendering services, whether such services are rendered as an employee, partner, sole proprietor, independent contractor or otherwise. The Executive agrees to promptly provide the Company with such evidence as the Company may reasonably require regarding the amount of income earned from such new employment. The above-described severance pay shall be the exclusive severance benefit provided by the Company to the Executive and this provision shall supersede any and all Company severance pay policies which may have been in affect at any time.

4.             Continued Medical Coverage

Should either party exercise its at-will prerogative to terminate this Agreement, the Executive shall be eligible to continue his current health insurance coverage pursuant to the terms and conditions of COBRA.

5.             Confidential Information

a.               Definition. As used in this Agreement, “Confidential Information” means information acquired, developed or used by the Company in connection with its business and which has value to the Company as long as it is maintained as confidential. Confidential Information includes, but is not limited to, information (including trade secrets) disclosing or constituting the manufacturing processes, product designs or product specifications of the Company; research and development activities and projects of the Company; quality control procedures used by the Company and product compliance with quality and performance standards; plans for new products or produce improvements; technical assistance to customers about produce performance or applications, the identities of customers and vendors and details of the Company’s relations and transactions with customers and vendors (including the identity of items purchased from vendors and products sold to customers, volume of purchases and sales, dates and frequency of transaction and pricing); internal financial or accounting details of the Company’s strategic business plans of the Company; and any other nonpublic information relating to the Company’s business.

b.              Nondisclosure of Confidential Information.

(1)           Executive acknowledges that during the course of his employment with the Company, Executive will have access to Confidential Information. Executive acknowledges that the Confidential Information has been maintained as confidential by the Company and is highly valuable and proprietary to the Company and that disclosure of Confidential Information to third parties or unauthorized use of it by Executive would cause the Company irreparable competitive harm.

(2)           Executive shall not during the term of his employment disclose to any third parties Confidential Information and shall confine use of Confidential Information exclusively to carrying out duties specified by the Company. Executive shall not, following termination of employment, disclose or use in any way for any purpose Confidential Information without the express prior written consent of the Company; provided, however, that this nondisclosure obligation shall cease as to any Confidential Information when the information becomes publicly available or otherwise ceases to be confidential through no fault or action of the Company.

(3)           Executive shall, immediately upon termination of employment, return to the Company all documents containing or disclosing Confidential Information, as well as all copies made of any such documents, and any other material, whether in hard copies or machine-readable media, made or derived from Confidential Information.

c.             Disclosure of Prior Agreements: Non-Use of Third-Party Trade Secrets.

(1)           Executive represents that he has disclosed to the Company any employment agreement or any other agreement, still in effect, that imposes any restrictions on Executive that could affect his performance of services on behalf of the Company.

(2)           Executive further represents that he has not disclosed and will not disclose to the Company and will not use on Company’s behalf any trade secrets or other confidential or proprietary information belonging to a third party without prior consent from that third party.

6.             Intellectual Property

a.             Executive shall, during the course of his employment and for a period of one year after termination of employment, report to the Company all inventions, improvements or discoveries of any kind created or made by Executive in connection with his employment or that relate in any way to the business or research and development of the Company or that could have any application in the business or research and development of the Company.

b.             All inventions, improvements or discoveries described in paragraph 5(a) of this Agreement shall be the property of the Company, and Executive shall execute and deliver all documents and shall give all necessary assistance to secure to, assign and vest in Company the sole and exclusive right, title and interest in and to all such inventions, improvements or discoveries, including, but not limited to, patent applications, assignments, affidavits, priority claims and other documents necessary, in Company’s sole judgment, to obtain, maintain or defend any patents or preserve any trade secrets or other know-how. Executive shall appear and give evidence in any suit, interferences or other legal proceedings that arise in connection with any of the inventions, improvements or discoveries. The provisions of this section shall survive the termination of Executive’s employment with Company.

7.             Restrictive Covenants

In consideration of his continued employment by the Company and the compensation arrangements set forth herein, the Executive hereby covenants and agrees that:

a.     Non-Compete Covenant. During his employment with the Company and thereafter for the Severance Period contained in paragraph 2 above, he shall not accept employment with, or otherwise provide his services to, any other manufacturer of glass epoxy laminates used for printed circuit board and chip carrier without the prior written consent of the Company. At the time of the execution of this Agreement, the above-described competing manufacturers consist of:

1. Park Electrochemical

2. Polyclad Laminates

3. Masushita Electric

4. Kingboard

5. Nanya

6. Grace

The parties hereto recognize and agree, however, that this list may change over time and, therefore, the foregoing list is not intended to be exclusive. Because the Company’s business, and hence the Executive’s duties, are international in scope, the geographic scope of this restriction is international.

b.             Anti-Piracy/Hands Off Covenant. During his employment with the Company and for a period of one year after that employment ends for any reason, he shall not divert, or attempt to divert, the business of any customer of the Company with whom the Executive had contact while employed by the Company to a competitor of the Company.

c.             Anti-Raiding Covenant. During his employment with the Company and for a period of one year after that employment ends for any reason, he shall not induce, or attempt to induce, any employee of the Company to terminate his employment with the Company in order to accept employment or any other relationship with a competitor of the Company.

8.             Reasonableness of Restraints: Irreparable Harm. Executive acknowledges that the covenants contained in paragraphs 4, 5 and 6 of this Agreement are reasonably necessary to protect the goodwill, trade secrets and other business interests of the Company and that they will cause the Executive no undue hardship. The Executive acknowledges that any breach of the foregoing covenants will cause the Company immediate irreparable harm for which monetary relief would not be calculable or adequate, and Executive hereby consents to entry of injunctive relief to prevent any such breach and entry of such further equitable relief as may be needed to enforce the covenants or any other provisions of this Agreement.

9.             Binding Effect: Benefits

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including, without limitation, any entity with which the Company may merge, consolidate or to which it may transfer all or substantially all of its assets.

10.           Entire Agreement: Amendments

This Agreement and contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an agreement, in writing, signed by the party against whom any waiver, change, amendment, modification or discharge is sought.

11.           Severability

If any provision or provisions of this Agreement (including, without limitation, any provision or provisions of paragraphs 4, 5 or 6) shall be declared invalid or unenforceable, any such provision or provisions shall be deemed severed from the remainder of the provisions contained herein which shall otherwise remain in full force and effect.

12.           Governing Law

This Agreement shall be governed by and construed in accordance with the law of the State of Arizona without giving effect to the principles of conflicts of law thereof.

Name:	/s/ Tarun Amla

Title:	V.P. CTO

Name:	/s/ Raymond P. Sharpe

CEO & President